EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 16, 2006 relating to the financial statements, financial statement schedules, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, of The First American Corporation, which appears in the 2005 Annual Report on Form 10-K of The First American Corporation.

/s/ PricewaterhouseCoopers LLP
Orange County, California
May 18, 2006